UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Chevron Corporation

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Policy, Government and Public Affairs

Chevron Corporation

P.O. Box 6078

San Ramon, CA 94583-0778

www.chevron.com

News Release

FOR IMMEDIATE RELEASE

Senator Chuck Hagel and John G. Stumpf
Nominated to Chevron Board of Directors

SAN RAMON, Calif., March 31, 2010 – Chevron Corporation (NYSE:CVX) today announced that Senator Charles (Chuck) T. Hagel and John G. Stumpf have been nominated for election to Chevron’s board of directors. Hagel and Stumpf will be part of the slate of board nominees to be considered for election to Chevron’s board at the company’s annual meeting of stockholders on May 26. If they are elected, the board will expand from 14 to 16 members.

Hagel is a distinguished professor at Georgetown University and the University of Nebraska at Omaha and is Chairman of the Atlantic Council. He is Co-Chairman of the President’s Intelligence Advisory Board and a member of the Secretary of Defense’s Policy Board and the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future.

Hagel served two terms in the United States Senate (1997-2009) representing the state of Nebraska. Hagel was a senior member of the Senate Foreign Relations Committee, the Banking, Housing and Urban Affairs Committee, and the Intelligence Committee. Prior to his election, Hagel was president of McCarthy & Company, an investment banking firm in Omaha, Nebraska.

Hagel serves on the advisory boards of directors of: Commission on Climate & Tropical Forests; Director Emeritus, the Eisenhower World Affairs Institute; Global Zero Campaign; Ploughshares Fund; Public Broadcasting Service (PBS); and the U.S. Middle East Project. He is co-chairman of the Vietnam Veterans Memorial Fund Corporate Council. He also serves on a number of other public and private company advisory boards.

Hagel is a graduate of the University of Nebraska at Omaha.

Stumpf is Chairman, Chief Executive Officer and President of Wells Fargo & Company (NYSE: WFC).

A 28-year veteran of Wells Fargo and its predecessor companies, Stumpf has served in numerous executive capacities including leading Wells Fargo’s Southwestern Banking and Community Banking

groups and the integration of Wells Fargo’s $23 billion acquisition of First Security Corporation. In December 2008, Stumpf led one of the largest mergers in history with the purchase of Wachovia.

Stumpf was recently elected to the board of directors of Target Corporation. He also serves on the board of directors for The Clearing House and the Financial Services Roundtable and on the board of trustees of the San Francisco Museum of Modern Art.

Stumpf earned his bachelor’s degree in finance from St. Cloud State University and his MBA with an emphasis in finance from the University of Minnesota.

Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

Additional Information About the Annual Meeting

Chevron intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement containing information about Chevron and the matters to be considered at the 2010 annual meeting of stockholders, including the election of directors. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision regarding the election of directors and the other matters to be acted on at the annual meeting. In addition to receiving the proxy statement from Chevron in the mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Chevron, without charge, at the SEC’s Web site (http://www.sec.gov). Documents filed with the SEC by Chevron will also be available free of charge at Chevron’s Web site (http://www.chevron.com). Stockholders will be able to obtain copies of these documents without charge by requesting them in writing from Chevron Corporation, 6001 Bollinger Canyon Road, San Ramon, CA 94583, Attn: Corporate Secretary.

Chevron and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Chevron’s stockholders with respect to the election of directors and other matters to be considered at the annual meeting. Information regarding any interests that Chevron’s executive officers and directors may have with respect to the matters to be discussed at the annual meeting will be included in the proxy statement.

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Contact: Morgan Crinklaw — +1 925-842-5649